UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SYLVAMO CORPORATION

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Memphis, TN 38197 (901) 519-8000

May 9, 2022

Dear Valued Shareholder:

On April 6, 2022, we filed our definitive proxy statement for Sylvamo’s 2022 annual meeting of shareholders, scheduled for May 16, 2022. In our proxy statement, the board of directors unanimously recommends a vote FOR the election of all of the nine director nominees: Jean-Michel Ribiéras, Stan Askren, Christine Breves, Jeanmarie Desmond, Liz Gottung, Joia M. Johnson, David Petratis, J. Paul Rollinson and James P. Zallie.

On April 26, 2022, Glass Lewis, a leading independent proxy advisory firm, also recommended a vote FOR the election of all of our director nominees.

On May 4, 2022, Institutional Shareholder Services (“ISS”), however, recommended that its clients vote “against” one of our director nominees, Mr. Petratis, who serves as our Lead Independent Director and the chair of our Nominating and Corporate Governance Committee.

Unfortunately, ISS’s adverse recommendation was based on two material factual errors relating to Sylvamo’s adoption of a limited-duration shareholder rights plan on April 22, 2022. After we promptly identified these errors to ISS, ISS issued an updated informational alert on May 5, 2022 that acknowledged one of its errors but for some reason declined to correct the second, resulting in ISS retaining its adverse recommendation.

We write to you today to highlight the material factual errors that led ISS to make its voting recommendation against Mr. Petratis, reiterate Sylvamo’s rationale for adopting the rights plan and outline its key terms, and highlight the reasons why the board of directors strongly believes Mr. Petratis should be re-elected. Accordingly, we respectfully ask that you follow the recommendation of the board of directors and of Glass Lewis in supporting all nine of Sylvamo’s director nominees, including by voting FOR Mr. Petratis.

The ISS Recommendation Was Based on Material Factual Errors

In its May 4 report, ISS recommended against Mr. Petratis in his capacity as chair of our Nominating and Corporate Governance Committee solely on the basis that the shareholder rights plan adopted by Sylvamo (1) was adopted in response to a 9.37% shareholder and (2) included a “relatively low”1 10% ownership trigger. Both of those statements are factually incorrect.

[1]	Permission to use quotations from ISS reports neither sought nor obtained.

First, as disclosed in Sylvamo’s press release announcing the adoption of the rights plan and the subsequent Schedule 13D filed by the shareholder, the rights plan was adopted in response to a shareholder that had beneficial ownership of approximately 14% of Sylvamo’s shares and total economic exposure of over 19%.2,3 In other words, Sylvamo adopted the rights plan in response to accumulation by a shareholder that had economic exposure to Sylvamo of almost 10% more than ISS initially took into account in making its adverse recommendation.

Second, the statement by ISS that the 10% rights plan ownership trigger is “relatively low” is directly contradicted by the fact that four of the five rights plans adopted during 2022 had a 10% trigger, the most common trigger threshold out of the 22 rights plans adopted in 2021 was 10%, and the most common trigger threshold out of the 174 rights plans adopted since the beginning of 2012 was also 10%.4 In other words, “relative” to rights plan adoptions across any relevant time horizon, Sylvamo’s rights plan threshold was not “low” but instead the most frequent trigger threshold adopted by companies facing comparable circumstances. The ISS recommendation also failed to take into account the fact that because the shareholder already held over 19% economic exposure, the shareholder would be grandfathered as to its current interest but would not be permitted to accumulate any further interest under any reasonable rights plan trigger threshold (whether 10% or 15%).

Unfortunately, despite being presented with these errors, ISS declined to change its recommendation. On May 5, ISS issued an informational alert that acknowledged that it had incorrectly reported the shareholder’s ownership position, but failed to substantiate or correct its factual assertions about the 10% trigger threshold.

ISS suggested that its acceptance of 10% trigger thresholds had been limited to rights plans adopted during the onset of the pandemic, but that such practice should not be construed to signal its general support for 10% trigger thresholds. That statement by ISS does not accurately reflect documented ISS practice before the pandemic. In fact, before the pandemic, during the onset of the pandemic, and thereafter, ISS historically supported rights plan adoptions with 10% trigger thresholds for rights plans adopted in response to specific shareholder or other activity, which was the basis for Sylvamo’s adoption of the rights plan with a 10% trigger threshold. Therefore it seems ISS’s prior support of 10% trigger thresholds was not, in fact, a short-term policy response during the pandemic5, and importantly, if ISS had intended to dramatically depart from its longstanding pre-pandemic practice applicable to rights plans adopted in response to specific shareholder or other activity, it has not announced that material policy change in any updated policy guidance that would have publicly signaled the change to the market (which, as noted above, has coalesced around 10% as the most common trigger threshold across relevant time horizons).

[2]

Press Release issued by Sylvamo on April 22, 2022, “Sylvamo Adopts Shareholder Rights Plan”; (“The board adopted the plan after Atlas Holdings confirmed it entered into a block trade that would give Atlas nearly 14% of Sylvamo’s outstanding shares and informed Sylvamo it also holds an unspecified amount of derivatives on Sylvamo .”); available at https://www.businesswire.com/news/home/20220422005133/en/Sylvamo-Adopts-Shareholder-Rights-Plan.

[3]

Schedule 13D filed by Atlas FRM LLC, et al. in respect of Sylvamo on April 25, 2022; (“In the aggregate, the Reporting Persons beneficially own, as of the date hereof, 6,312,454 shares of Common Stock of the Issuer, representing 14.31% of the outstanding shares of Common Stock of the Issuer… The Swap Agreements held by the Reporting Persons represent economic exposure to an aggregate of 2,150,000 notional shares of Common Stock of the Issuer, representing approximately 4.87% of the outstanding shares of Common Stock of the Issuer.”); available at https://www.sec.gov/Archives/edgar/data/0001856485/000119312522116501/d622338dsc13d.htm.

[4]	Source: Deal Point Data rights plan database accessed as of May 7, 2022, excluding NOL rights plans.
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We note that ISS did adopt a short-term policy on rights plans applicable for rights plan adopted during the onset of the pandemic in which ISS indicated it would likely consider a severe stock price decline as a result of COVID-19 to be a valid justification in most cases for adopting a short-term rights plan, but this policy did not provide guidance on specific trigger thresholds, and whether or not it is still ISS’s policy is not relevant to a rights plan adopted in response to specific shareholder or other activity.

In summary, ISS’s decision could have the effect of penalizing Sylvamo’s lead independent director and governance chair for “violating” a policy that neither the director, the board nor the market was or could have been aware of.

By contrast, in its report, Glass Lewis states that while it typically opposes shareholder rights plans, it believes “this case warrants exception” and that it is “encouraged by the rights plan’s limited duration, as well as by the Company’s disclosure regarding the need for such plan at this time.”6 Specifically, Glass Lewis noted that “it does not believe action against any directors is warranted at this time.”

For these reasons and as further discussed below, we strongly recommend a vote FOR Mr. Petratis.

The Rights Plan

The rights plan adopted by Sylvamo is designed to allow our shareholders to realize the long-term value of their investment by reducing the likelihood any person or group could gain control of the company through open market or private accumulations of our shares without appropriately compensating shareholders for such control or providing the board sufficient time to make informed decisions.

As noted above, Sylvamo’s board adopted the rights plan in response to a shareholder entering into a block trade that gave the shareholder beneficial ownership of approximately 14% of Sylvamo’s shares and total economic exposure of over 19%. As we disclosed in our press release adopting the rights plan on April 22, 2022, “[i]n light of, among other things, recent market volatility and Sylvamo’s March 7 announcement regarding its business in Russia, Sylvamo does not believe the current market price reflects its intrinsic value.”

The rights plan applies equally to all current and future shareholders; it does not deter offers or prevent the board of directors from considering offers that are in the best interest of Sylvamo shareholders. To that end, our leaders maintain an open dialogue with our shareholders and plan to continue these conversations.

The rights plan is similar to those adopted by other publicly traded companies. The rights issued pursuant to the rights plan trade with Sylvamo common stock and will generally become exercisable only if any person (or group) acquires 10% (or 20% for certain passive investors) or more of our outstanding common stock, except that any person or group who currently owns more than the triggering percentage may continue to own shares of common stock. However, any current owner of more than the triggering percentage may not acquire any additional shares without triggering the rights plan.

The rights plan does not combine the ownership of shareholders “acting in concert” unless they have formed a group under applicable securities laws. The rights plan also does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future board of directors to redeem the rights.

The rights plan has a one-year term, expiring April 21, 2023. However, the board of directors may consider an earlier termination as circumstances warrant.

[6]	Permission to use quotations from Glass Lewis report neither sought nor obtained.

Mr. Petratis

We seek director nominees with appropriate experience and professional success, leadership and the highest level of personal and professional ethics, integrity and values. Mr. Petratis is an experienced public company CEO with extensive experience in operations and lean manufacturing, distribution and channel marketing and management, mergers and acquisitions and strategy development, and he has won acclaim for manufacturing excellence and industry-leading safety performance.

We believe that Mr. Petratis’ experience and expertise make him a valuable member of our board of directors and strongly recommend a vote FOR Mr. Petratis. Glass Lewis agrees.

For all of the above reasons, we ask you to vote FOR Mr. Petratis.

On behalf of the Board of Directors of Sylvamo,

Jean-Michel Ribiéras

Chairman and Chief Executive Officer, Sylvamo

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